Exhibit 99.1

FNCB Announces Departure of Conaboy

From Board of Directors

(Dunmore, PA) — November 16, 2010 - First National Community Bancorp, Inc., (OTC Bulletin Board: FNCB) the parent company of Dunmore-based First National Community Bank, today announced William P. Conaboy has resigned from the Board of Directors of First National Community Bancorp, Inc. and its wholly owned subsidiary First National Community Bank, effective immediately.

Mr. Conaboy advised the Company that he was resigning due to the ever increasing demands of his position as President and Chief Executive Officer of Allied Services. Allied Services’ nearly 3,000 employees provide a wide range of post-acute health care services in Northeastern and Central Pennsylvania.  Mr. Conaboy, who has served as a FNCB director since 1998, was elected Chief Executive Officer of Allied Services in December 2009.

“Bill has been a great contributor to our Board of Directors over the past 12 years,” said Interim President and Chief Executive Officer Jerry A. Champi. “We understand the considerable time demands of his position with Allied, and thank him for his many years of dedicated and valuable service to FNCB.” For more information about FNCB, visit www.fncb.com.

About FNCB

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act,  including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

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MEDIA CONTACT:	INVESTOR CONTACT:

Joseph J. Earyes	Edward J. Lipkus
SVP and Retail Banking Officer	EVP and Chief Financial Officer
First National Community Bank	First National Community Bancorp
(570) 348-3772	(570) 348-6438
jearyes@fncb.com	elipkus@fncb.com